[LETTERHEAD OF COLUMBIA LABORATORIES, INC.]

NEWS	Exhibit (99)

Contact:	Columbia Laboratories, Inc.
James Apostolakis, Vice Chairman
(212) 588-1900
David Weinberg, Chief Financial Officer
(973) 994-3999

In-Site Communications, Inc.
Lisa Wilson, Investor Relations/Media Relations
(212) 759-3929

FOR IMMEDIATE RELEASE

WILLIAM BOLOGNA TO STEP DOWN AS CHAIRMAN OF COLUMBIA LABORATORIES

LIVINGSTON, N.J.—April 15, 2003—Columbia Laboratories, Inc. (AMEX: COB) announced today that William Bologna has elected to resign from his position as chief science officer, effective immediately, and to step down as chairman of the Company’s board of directors, effective at the Company’s Annual Shareholders Meeting on May 15.

Fred Wilkinson, president and chief executive officer of Columbia, said, “As one of the original founders of Columbia Laboratories and one of the developers of its bioadhesive delivery system (BDS) technology, Bill’s contributions to Columbia and the overall advancement of women’s healthcare have been many. Over the past 17 years, Bill’s extensive experience in drug delivery and commitment to Columbia provided a foundation for important products serving women’s healthcare needs. We all thank him for his valuable and significant contributions and wish him well in his future endeavors.”

Mr. Bologna will serve out the remainder of his term as Chairman until the Company’s next annual shareholder meeting on May 15, 2003, when he will not stand for reelection to the board of directors. The Company’s board will select a new chairman at its organizational meeting that immediately follows the election of the full board by the shareholders on that date. Mr. Bologna will continue to serve as a consultant to the Company.

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s patented Bioadhesive Delivery System (BDS) technology. For more information, visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful marketing of existing products, timely and successful development of new products, timely and successful completion of clinical studies, success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies, and competitive economic and regulatory factors in the pharmaceutical and healthcare industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.

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